Exhibit 99.4

THE PROCTER & GAMBLE COMPANY

Offer to Exchange All Shares of Common Stock of

THE WIMBLE COMPANY

which are owned by The Procter & Gamble Company

and will be converted into Shares of Common Stock of

DIAMOND FOODS, INC.

for shares of Common Stock of The Procter & Gamble Company

Pursuant to the Prospectus dated                     , 2011

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on                     , 2011, unless the offer is extended or earlier terminated. Such date or, if the offer is extended, the date to which the offer is extended is referred to in this document as the “Expiration Date.” Shares of common stock of The Procter & Gamble Company tendered pursuant to the exchange offer may be withdrawn at any time at or prior to the expiration of the exchange offer.

To Our Clients:

Enclosed for your consideration are the Prospectus, dated                     , 2011 (together with any amendments or supplements thereto, the “Prospectus”), the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, for tendering shares of The Procter & Gamble Company (“P&G”) common stock, without par value (“P&G common stock”), which collectively constitute the offer by P&G to exchange all shares of The Wimble Company (the “Pringles Company”) common stock, par value $0.01 per share (“Pringles Company common stock”), owned by P&G. Immediately following the consummation of the exchange offer, the Pringles Company will merge with and into Wimbledon Acquisition LLC (“Merger Sub”), a direct wholly owned subsidiary of Diamond Foods, Inc. (“Diamond”), with Merger Sub as the surviving company, and each share of Pringles Company common stock will automatically be converted into the right to receive one share of Diamond common stock.

We are the holder of record (directly or indirectly) of shares of P&G common stock held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of P&G common stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of P&G common stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus.

Your attention is directed to the following:

(1)	P&G is offering to exchange all shares of Pringles Company common stock owned by P&G for shares of P&G common stock that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer. For each $1.00 of P&G common stock accepted in the exchange offer, you will receive approximately $ of shares of Pringles Company common stock, based on the Average P&G Stock Price and the Average Diamond Stock Price determined by P&G as described in the Prospectus and subject to an upper limit of shares of Pringles Company common stock per share of P&G common stock. See “The Exchange Offer—Terms of the Exchange Offer.” If the upper limit is in effect, you will receive less than $ of shares of Pringles Company common stock for each $1.00 of P&G common stock that you tender, and you could receive much less.

The “Average P&G Stock Price” and the “Average Diamond Stock Price” will be determined by P&G by reference to the simple arithmetic average of the daily volume-weighted average prices of shares of P&G common stock on the New York Stock Exchange and shares of Diamond common stock on the NASDAQ Global Select Market during a period of three consecutive trading days (currently expected to be                     , 2011,                     , 2011, and                     , 2011) ending on and including the second trading day preceding the Expiration Date.

(2)	Shares of Pringles Company common stock will not be transferred to participants in the exchange offer; participants will instead receive shares of Diamond common stock in the merger (or cash in lieu of fractional shares).

(3)	P&G’s obligation to exchange shares of Pringles Company common stock for shares of P&G common stock is subject to certain conditions, as described in the Prospectus, which you should review in detail.

(4)	Shares of P&G common stock tendered pursuant to the exchange offer may be withdrawn at any time at or prior to 12:00 midnight, New York City time, on the Expiration Date and, unless P&G has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once P&G accepts shares of P&G common stock pursuant to the exchange offer, your tender is irrevocable.

(5)	Tendering shareholders who fail to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or complete and submit the appropriate Internal Revenue Service Form W-8, as applicable, may be subject to U.S. federal backup withholding applicable to the gross cash proceeds payable to such shareholder or other payee pursuant to the exchange offer.

(6)	P&G will pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of P&G common stock tendered, the exchange of shares of Pringles Company common stock into the right to receive shares of Diamond common stock and the transfer to tendering shareholders of shares of Diamond common stock, subject to the instructions included in the Letter of Transmittal.

The exchange offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of P&G common stock in any jurisdiction in which the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

If you wish to have us tender any or all of your shares of P&G common stock, please complete, sign, detach and return to us the instruction form on the reverse side of this letter hereof. An envelope to return your instruction form to us is enclosed. If you authorize tender of your shares of P&G common stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the date of expiration of the exchange offer.

The exchange offer and withdrawal rights will expire at 12:00 midnight New York City time, on                     , 2011, unless the exchange offer is extended or earlier terminated.

Instruction Form with Respect to

THE PROCTER & GAMBLE COMPANY

Offer to Exchange All Shares of Common Stock of

THE WIMBLE COMPANY

which are owned by The Procter & Gamble Company

and will be converted into Shares of Common Stock of

DIAMOND FOODS, INC.

for Common Stock of The Procter & Gamble Company

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated                     , 2011 (the “Prospectus”), the related Letter of Transmittal in connection with the offer by The Procter & Gamble Company (“P&G”) to exchange all shares of The Wimble Company common stock, par value $0.01 per share, owned by P&G and which will be converted into shares of Diamond Foods, Inc. (“Diamond”) common stock, par value $0.001 per share, for shares of P&G common stock, without par value (“P&G common stock”).

This instructs you to tender the number of shares of P&G common stock indicated below (or if no number is indicated below, all shares of P&G common stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal furnished to the undersigned.

Account Number:	Sign Here:

Shares of P&G common stock to be tendered
Signature(s)

Name(s)

Odd-Lots ☐ By checking this box, I represent that I own beneficially less than 100 shares of P&G common stock and am tendering all my shares of P&G common stock.
Address(es)

(Zip Code)

Dated , 2011
Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s), as Applicable

Please return this form to the brokerage firm maintaining your account, not to the exchange agent, the transfer agent, the information agent, the dealer-manager, The Wimble Company, The Procter & Gamble Company or Diamond Foods, Inc.